Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2015, with respect to the consolidated financial statements included in the Annual Report of REVA Medical, Inc. on from 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of REVA Medical, Inc. on Forms S-8 (File Nos. 333-173371, 333-179845, 333-186966, and 333-194619).

/s/ GRANT THORNTON LLP

San Diego, California
March 30, 2015